Exhibit 99.(14)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Advanced Series Trust

We consent to the use of our reports dated February 18, 2014, with respect to the AST International Value Portfolio, a series of the Advanced Series Trust and February 20, 2014, with respect to the SP International Value Portfolio, a series of The Prudential Series Fund, incorporated by reference into the statement of additional information and to the reference to our firm under the heading “FINANCIAL HIGHLIGHTS” in the proxy statement/prospectus.

New York, New York

December 2, 2014